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                                                                     EXHIBIT 5.1

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
                                              ATTORNEYS AT LAW        Boulder, CO
                                              Five Palo Alto Square   303 546-4000
                                              3000 El Camino Real
                                              Palo Alto, CA           Denver, CO
                                              94306-2155              303 606-4800
                                              Main  650 843-5000
                                              Fax   650 849-7400      Kirkland, WA
                                                                      425 893-7700
                                                                      Menlo Park, CA
                                                                      650 843-5100
March 23, 2000
                                                                      Reston, VA
                                                                      703 262-8000

                                              www.cooley.com          San Diego, CA
                                                                      858 550-6000
                                                                      San Francisco, CA
                                                                      415 693-2000
InterMune Pharmaceuticals, Inc.               MATTHEW W. SONSINI
1710 Gilbreth Street, Suite 301               650 843-5148
Palo Alto, CA 94301                           sonsinimw@cooley.com
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Ladies and Gentlemen:

    You have requested our opinion with respect to certain matters in connection with the filing by InterMune Pharmceuticals, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to six million three hundred twenty-five thousand (6,325,000) shares of Common Stock (the "Common Stock").

    In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Articles of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; (ii) assumed that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

    On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

    We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

     By: /s/_MATTHEW W. SONSINI__
          Matthew W. Sonsini